Exhibit 1.1

TRANSLATION

ARTICLES OF INCORPORATION
OF
CANON INC.

(as amended May 6, 2004)

Chapter I.     General Provisions

Trade Name

Article 1.	The Company shall be called CANON KABUSHIKI KAISHA, which shall be indicated in English as CANON INC.

Objects

Article 2.	The objects of the Company shall be to engage in the following business:

(1)	Manufacture and sale of optical machineries and instruments of various kinds.

(2)	Manufacture and sale of acoustic, electrical and electronic machineries and instruments of various kinds.

(3)	Manufacture and sale of precision machineries and instruments of various kinds.

(4)	Manufacture and sale of medical machineries and instruments of various kinds.

(5)	Manufacture and sale of general machineries, instruments and equipments of various kinds.

(6)	Manufacture and sale of parts, materials, etc. relative to the products mentioned in each of the preceding items.

(7)	Production and sale of software products.

(8)	Telecommunications business, and information service business such as information processing service business, information providing service business etc.

(9)	Contracting for telecommunications works, electrical works and machinery and equipment installation works.

(10)	Sale, purchase and leasing of real properties and contracting for architectural works.

(11)	Manpower providing business, property leasing business and travel business.

(12)	Business relative to investigation, analysis of the environment and purification process of soil, water, etc.

(13)	Any and all business relative to each of the preceding items.

Location of Head Office

Article 3.	The Company shall have its head office in Ohta-ku, Tokyo.

Method of Giving Public Notice

Article 4.	The public notice of the Company shall be given in the Nihon Keizai Shimbun published in Tokyo.

Chapter II. Shares

Total Number of Shares

Article 5.	The total number of shares to be issued by the Company shall be 2,000,000,000 shares.

Number of Shares to Constitute One Unit

Article 6.	One hundred (100) shares of the Company shall constitute one unit of shares.

2. The Company will not issue stock certificates as to shares of less-than-one-unit (hereinafter “Less-than-one-unit Shares”), unless the Company deems it necessary for the shareholder.

3. Shareholders (including beneficial owners; hereinafter the same shall apply) who own Less-than-one-unit Shares of the Company may request that the Company sell a number of shares which, when added to the Less-than-one-unit Shares, would equal one unit of shares; provided, however, that the Company is not obliged to do so if the Company does not own its own shares in the number which it is requested to sell.

Transfer Agent

Article 7.	The Company shall have a transfer agent with respect to its shares.

              2.     The transfer agent and its place of handling business shall be selected by resolution of the Board of Directors and a public notice shall be given of such matters.

              3.     The register of shareholders of the Company (including the beneficial owners list; hereinafter the same shall apply) and the register of loss of share certificates shall be kept at the transfer agent’s place of handling business and the business relating to shares, such as transfer of shares on the register of shareholders, registration of pledges, indication of trust property or cancellation of such registration or indication, delivery of share certificates, acceptance of notification, registration of loss of share certificates, purchase and sale of less-than-one-unit shares, etc. shall be caused to be handled by the transfer agent and shall not be handled by the Company.

Regulations for Handling of Shares

  Article 8.     The denomination of share certificates of the Company, transfer of shares on the register of shareholders, registration of pledges, indication of trust property or cancellation of such registration or indication, delivery of share certificates, acceptance of notifications, registration of loss of stock certificates, purchase and sale of less-than-one-unit shares and other procedures and fees relating to shares shall be governed by the regulations for handling of shares to be established by the Board of Directors.

Record Date

  Article 9.     The Company shall regard the shareholders (including the beneficial owners; hereinafter the same shall apply) entitled to vote and written or recorded in the register of shareholders as of the last day of each business year as the shareholders who are entitled to exercise the right as shareholders at the ordinary general meeting of shareholders for such business year.

               2.     In addition to the preceding paragraph, the Company may, whenever the needs arise, regard the shareholders or registered pledgees written or recorded in the register of shareholders as of a certain date as shareholders or pledgees who are entitled to exercise the right thereof, by giving public notice thereof in advance.

Acquisition of the Company’s Own Shares

  Article 10.   Pursuant to the provision of paragraph 1, item (2) of Article 211-3 of the Commercial Code, the Company may purchase the Company’s own shares by a resolution of the Board of Directors.

Chapter III.     General Meeting of Shareholders

Convocation

     Article 11.   The ordinary general meeting of shareholders shall be convened in March each year and the extraordinary general meeting of shareholders shall be convened whenever needs arise.

                  2.     Unless otherwise provided by laws or ordinances, a general meeting of shareholders shall be convened by the Chairman-and-Director or the President-and-Director in accordance with the resolution of the Board of Directors.

                  3.     If the Chairman-and-Director and the President-and-Director are unable to act, such meeting shall be convened by another Representative Director in accordance with the order prescribed in advance by the Board of Directors.

Chairmanship

     Article 12.   The chairmanship of a general meeting of shareholders shall be assumed by the Chairman-and-Director or the President-and-Director.

                  2.     If the Chairman-and-Director and the President-and-Director are unable to act, such chairmanship shall be assumed by another Director in accordance with the order prescribed in advance by the Board of Directors.

Method of Adopting Resolutions

     Article 13.   Unless otherwise provided by laws or ordinances or by these Articles of Incorporation, resolutions at a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present at the meeting.

                  2.     As to the resolutions under Article 343 of the Commercial Code, they shall be adopted by the vote of two-third or more of the voting rights at a general meeting of shareholders where the shareholders holding one-third or more of the voting rights of all shareholders are present.

Exercise of Voting Rights by Proxy

     Article 14.   Shareholders may exercise their votes by proxy. Provided, however, that such proxy shall be a shareholder of the Company entitled to vote.

Chapter IV.     Director and Board of Directors

Number

     Article 15.   The Company shall have thirty (30) Directors or less.

Method of Election

     Article 16.   The Directors shall be elected at a general meeting of shareholders where the shareholders holding one-third or more of the voting rights of all shareholders are present.

                  2.     The election of Directors shall not be made by cumulative voting.

Term of Office

     Article 17.   The term of office of Directors shall expire at the end of the ordinary general meeting of shareholders for the final settlement date within one (1) year after their assumption of office.

                  2.     The term of office of the Director elected by reason of increase in number or in order to fill the vacancy shall expire with the expiration of the remaining term of office of the other Directors presently in office.

Representative Directors

     Article 18.   Directors to represent the Company shall be elected by resolution of the Board of Directors.

Directors with Specific Titles

     Article 19.   By resolution of the Board of Directors, the Company shall have a Chairman-and-Director, a President-and-Director and other Directors with specific titles.

Convening and Presiding of the Board of Directors

     Article 20.   Unless otherwise provided by laws or ordinances, a meeting of the Board of Directors shall be convened and presided over by the Chairman-and-Director or the President-and-Director.

                  2.     If the Chairman-and-Director and the President-and-Director are unable to act, such meeting shall be convened and presided over by another Director in accordance with the order prescribed in advance by the Board of Directors.

                  3.     Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and each Statutory Auditor at least three (3) days before the date of such meeting; provided, however that such period may be shortened in case of urgency.

Board of Directors

     Article 21.   The Board of Directors shall be composed of the Directors and, in addition to the matters provided by laws or ordinances or by these Articles of Incorporation, shall make decision on the execution of important business of the Company.

                  2.     The Corporate Auditors of the Company are required to attend the Board meetings and express their opinions when they deem it necessary.

Regulations of the Board of Directors

     Article 22.   The procedure for convening a meeting of the Board of Directors, method of adopting resolutions, etc. shall be governed, in addition to the matters provided by laws or ordinances or by these Articles of Incorporation, by the Regulations of the Board of Directors to be established by the Board of Directors.

Remuneration

     Article 23.   The remuneration of Directors shall be determined by resolution of a general meeting of shareholders.

Chapter V.     Corporate Auditor and Board of Corporate Auditors

Number

     Article 24.   The Company shall have four (4) Corporate Auditors or less.

Method of Election

     Article 25.   The Corporate Auditors shall be elected at a general meeting of shareholders where the shareholders holding one-third or more of the voting rights of all shareholders are present.

Term of Office

     Article 26.   The term of office of Corporate Auditors shall expire at the end of the ordinary general meeting of shareholders for the final settlement date within four (4) years after their assumption of office.

                  2.     The term of office of the Corporate Auditor elected to fill the vacancy shall expire with the expiration of the remaining term of office of the retired Corporate Auditor.

Full-Time Corporate Auditors

     Article 27.   The Corporate Auditors shall elect a full-time Corporate Auditor or Auditors by mutual votes.

Convening of the Board of Corporate Auditors

     Article 28.   Notice of convocation of a meeting of the Board of Corporate Auditors shall be despatched to each Corporate Auditor at least three (3) days before the date of such meeting; provided, however that such period may be shortened in case of urgency.

Board of Corporate Auditors

     Article 29.   The Board of Corporate Auditors shall be composed of all the Corporate Auditors and, in addition to the matters provided by laws, shall make decision on the matters relating to the execution of the duties of the Corporate Auditors except to the extent that such decisions might impair any of the power of the Corporate Auditors.

Regulations of the Board of Corporate Auditors

     Article 30.   The procedure for convening a meeting of the Board of Corporate Auditors, method of adopting resolutions, etc. shall be governed, in addition to the matters provided by laws or ordinances or by these Articles of Incorporation, by the Regulations of the Board of Corporate Auditors to be established by the Board of Corporate Auditors.

Remuneration

     Article 31.   The remuneration of Corporate Auditors shall be determined by resolution of a general meeting of shareholders.

Chapter VI.     Accounting

Business year

     Article 32.   The business year of the Company shall be from January 1 to December 31 each year, and the settlement of accounts of the Company shall be made at the end of the business year.

Dividends of profits

     Article 33.   Dividends of profits shall be paid to the shareholders or registered pledgees written or recorded in the register of shareholders as of the last day of each business year.

Interim dividends

     Article 34.   By resolution of the Board of Directors, the Company may distribute interim dividends to the shareholders or registered pledges written or recorded in the register of shareholders as of June 30 each year.

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